EXHIBIT 99.1

CONTACT:	GaryS. Maier Maier& Company, Inc. (310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES RECEIVES STOCKHOLDER APPROVAL

FOR PROPOSED MERGER WITH LKQ

POMONA, CA – October 10, 2007—Keystone Automotive Industries, Inc. (Nasdaq: KEYS) today announced that its stockholders have approved a proposed merger with LKQ Acquisition Company, a subsidiary of LKQ Corporation (Nasdaq: LKQX), at a special meeting held in Nashville, TN, with 71 percent of the company’s shares outstanding voting in favor of the transaction and more than 80 percent of the votes cast supporting the proposal.

The closing of the merger currently is anticipated to occur on Friday, October 12, 2007. As a result of the merger, Keystone will become a wholly owned subsidiary of LKQ Corporation. Under the terms of the merger agreement, Keystone’s stockholders will receive $48.00 in cash, without interest, for each share of Keystone common stock that they own.

About LKQ

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and the second largest nationwide provider of aftermarket collision replacement products and refurbished wheels. LKQ operates more than 130 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

About Keystone

Keystone Automotive Industries, Inc. is the largest nationwide provider of aftermarket collision parts—distributing its products primarily to collision repair shops through its 137 distribution facilities, of which 22 serve as regional hubs, located in 39 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Its products are sold to more than 25,000 repair shops throughout the United States and Canada.

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance, expectations, beliefs, hopes, intentions or strategies of Keystone and LKQ. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include but are not limited to: statements about the anticipated closing of the merger and the expected future performance of the company resulting from and following the merger; approval from Keystone’s stockholders for the merger; and other risks that are described in our Annual Report on Form 10-K filed on June 13, 2007 for the fiscal year ended March 30, 2007 and in other reports filed by Keystone from time to time with the SEC. You should not place undue reliance on the forward-looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

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